SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): May 21, 2013

NATURAL RESOURCE PARTNERS L.P.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-31465 (Commission File Number)	35-2164875 (I.R.S. Employer Identification No.)

601 Jefferson, Suite 3600 Houston, Texas (Address of principal executive offices)	77002 (Zip code)

Registrant’s telephone number, including area code: (713) 751-7507

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 21, 2013, Corbin J. Robertson, III was appointed to the Board of Directors of GP Natural Resource Partners LLC. Mr. Robertson, 42, has experience with investments in a variety of energy businesses, having served both in management of private equity firms and having served on several boards of directors. Mr. Robertson has served as a Co-Managing Partner of LKCM Headwater Investments GP, LLC and LKCM Headwater Investments I, L.P., a private equity fund, since June 2011. He has served as the Chief Executive Officer of the general partner of Western Pocahontas Properties Limited Partnership since May 2008, and has served on the board of directors of Western Pocahontas since October 2012. Mr. Robertson also co-founded Quintana Energy Partners, an energy-focused private equity firm in 2006, and served as a Managing Director thereof from 2006 until December 2010. Mr. Robertson has served on the board of directors for Quintana Minerals Corporation since October 2007, and previously served as Vice President—Acquisitions for GP Natural Resource Partners LLC from 2003 until 2005. Mr. Robertson also serves on the board of directors of the general partner of Genesis Energy L.P., a publicly traded master limited partnership, as well as Kopper Glo Mining LLC, Buckhorn Energy Services and LL&B Minerals, each of which is in the energy business. Mr. Robertson is the son of Corbin J. Robertson, Jr.

Corbin J. Robertson, III was appointed to the Board of Directors of GP Natural Resource Partners LLC by Robertson Coal Management LLC, its sole member. Robertson Coal Management LLC is wholly owned by Corbin J. Robertson, Jr. Subject to the Investor Rights Agreement with Adena Minerals, LLC, Robertson Coal Management is entitled to designate nine directors, five of whom must be independent directors, to the Board of Directors of GP Natural Resource Partners LLC. The Board of Directors of GP Natural Resource Partners ratified the appointment of Corbin J. Robertson, III.

Also effective May 21, 2013, W.W. Scott, Jr. retired from the Board of Directors of GP Natural Resource Partners LLC. Mr. Scott’s retirement from the Board was not as a result of any disagreement with Natural Resource Partners L.P. or its management.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Natural Resource Partners L.P.

By:	NRP (GP) LP,
its general partner

By:	GP Natural Resource Partners LLC,
its general partner

By:	/s/ Wyatt L. Hogan
Name: Wyatt L. Hogan
Title: Vice President and General Counsel

May 21, 2013